Exhibit 99.1

                 Benihana Inc. Reports Second Quarter
                 Results and Firming Comparable Sales

   MIAMI--(BUSINESS WIRE)--Nov. 11, 2003--Benihana Inc. (NASDAQ:
BNHNA and BNHN), operator of one of the nation's largest chains of Asian restaurants, today reported net income for the second quarter (12 weeks) ended October 12, 2003, of $1.5 million, or $0.16 per fully diluted share, compared with $1.5 million, or $0.16 per fully diluted share, in the corresponding period a year-ago. Total revenues increased 5.4%, to $44.2 million, from approximately $42.0 million in the corresponding year-ago period.
   Net income for the fiscal 2004 second quarter was in line with the Company's most recent guidance for the period. Comparable sales company-wide for the quarter were a negative 1.4%, with the teppanyaki restaurants off 2.6% but Haru posting a 6.7% increase. RA Sushi, acquired in December 2002, while not included in the current comparable sales, nonetheless continued to record strong year-to-year gains. The quarter also included results of a new teppanyaki restaurant opened in Westbury, New York; a new teppanyaki restaurant in Alpharetta, Georgia, came on stream in the final week of the second quarter.
   Results for the second fiscal quarter, seasonally the slowest of the year, benefited from reduced labor expenses, the result of the Company's concerted, ongoing effort to improve productivity and reduce overtime wages.
   Restaurant operating profits for the second quarter increased
15.8% to $6.4 million from $5.4 million in the second quarter of last year. Restaurant operating margins rose to 14.5% from 13.2% in the corresponding year-earlier period. Labor and related costs as a percentage of restaurant sales declined 2.8% year-to-year, improving to 36.3% compared with 39.1% a year-ago, the second consecutive quarter of year-to-year gains. Total operating expenses for the second quarter improved to 59.9%, from 62.0% in the corresponding year-ago period.
   Cost of sales increased to 25.6% of sales from 24.8% in the year-ago second quarter. Prices for beef, which represents approximately 40% of commodity costs for the Teppan business, increased during the quarter and continue to be unusually volatile. Restaurant opening expenses increased to $590,000, up from $116,000 in the second quarter of last year, as a result of the growth in restaurant development activity.
   Sales during the second fiscal quarter reflected weakness in consumer confidence, which of late has shown signs of improving, and continued economic softness, particularly in Texas where business conditions have been especially hard hit. The blackout in the Northeast and Midwest this past summer also had a slight, temporary impact. Plans to temporarily close two teppanyaki restaurants for renovation have been rescheduled, and now are not expected to take place until approximately a year from now.

   First Half Results

   For the first seven periods (28 weeks) ended October 12, 2003, revenues improved 6.3%, to $105.3 million as compared with $99.1 million in the preceding year. Gross profit improved to $77.7 million, compared with $74.1 million in the corresponding year-ago period. Restaurant operating profits totaled $15.9 million, compared with $14.5 million. Net income for the first half amounted to $4.4 million, or $0.49 per share, fully diluted, compared with $4.2 million or $0.45 per share, fully diluted, in the corresponding year-earlier period.
   "Recent economic news, including reports of increasing consumer confidence, and increasing comparable sales trends in our core Benihana Teppan business, give us reason to be optimistic going into our third quarter" said Joel A. Schwartz, President. "Labor has returned to a relatively historical relationship to sales, and in the next few months we anticipate opening five new restaurants. Business has taken a favorable turn."

   Outlook

   Over the next few months, Benihana expects to add at least five new restaurants to the chain. Included are new Teppanyaki restaurants in Scottsdale, Arizona, and Carlsbad, California. A new RA Sushi restaurant opened in Tucson, Arizona, last week, and others are scheduled to open in San Diego, California, during the third quarter and in Chicago, Illinois, during the fourth quarter. The Haru restaurant under development in Philadelphia, Pennsylvania, which would be the chain's first outside New York City, is slated to open in the first quarter of fiscal 2005.
   With the improving trend recently experienced in comparable sales, the Company is estimating an increase in comparable restaurant sales of 1-1.5% for the third fiscal quarter (12 weeks) ending January 4, 2004. Net income per share, fully diluted, is anticipated to approximate $0.19 to $0.21 per share.

   About Benihana

   Benihana, now approaching its 40th year and one of the nation's largest chains of Asian restaurants, currently operates 66 restaurants nationwide, including 55 Benihana teppanyaki restaurants, five Haru sushi restaurants, five RA Sushi Bar Restaurants and one Doraku restaurant. In addition, a total of 22 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.

   Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

   Conference Call Scheduled

   A conference call conducted by Benihana Inc. management will take place on November 11th at 11:00 A.M. (ET). You may listen over the Internet at http://www.benihana.com. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay will be available through midnight November 23rd, 2003, shortly following the live call. For replay, dial 877-519-4471 and use PIN number 4291560.

                Consolidated Statements of Operations
                             (Unaudited)

                                        Three Periods Ended
                          (amounts in thousands except per share data)

----------------------------------------------------------------------
                           October 12, October 13,
                               2003        2002      Change   % Change
----------------------------------------------------------------------
Restaurant sales           $   43,925  $   41,676  $   2,249      5.4%
Franchise fees & royalties        310         282         28      9.9%
----------------------------------------------------------------------
                               44,235      41,958      2,277      5.4%
----------------------------------------------------------------------
Cost of food & beverage
 sales                         11,232      10,323        909      8.8%
----------------------------------------------------------------------
Gross profit                   32,693      31,353      1,340      4.3%
----------------------------------------------------------------------
Restaurant operating
 expenses:
  Labor and related costs      15,928      16,306       (378)    -2.3%
  Restaurant supplies             875         902        (27)    -3.0%
  Credit card discounts           741         721         20      2.8%
  Utilities                     1,218       1,096        122     11.1%
  Occupancy costs               2,536       2,255        281     12.5%
  Depreciation and
   amortization                 1,875       1,510        365     24.2%
  Other restaurant
   operating expenses           3,131       3,047         84      2.8%
----------------------------------------------------------------------
Total restaurant operating
 expenses                      26,304      25,837        467      1.8%
----------------------------------------------------------------------
Restaurant operating profit     6,389       5,516        873     15.8%
----------------------------------------------------------------------
Restaurant opening costs          590         116        474    408.6%
----------------------------------------------------------------------
Marketing, general and
 administrative expenses        3,697       3,381        316      9.3%
----------------------------------------------------------------------
  Income from operations        2,412       2,301        111      4.8%
  Interest expense, net            84         108        (24)   -22.2%
  Minority interest               149         111         38     34.2%
  Income before income
   taxes                        2,179       2,082         97      4.7%
  Income tax provision            717         630         87     13.8%
----------------------------------------------------------------------
Net income                 $    1,462  $    1,452  $      10      0.7%
----------------------------------------------------------------------
Basic earnings per share   $     0.17  $     0.17  $       -      0.0%
----------------------------------------------------------------------
Diluted earnings per share $     0.16  $     0.16  $       -      0.0%
----------------------------------------------------------------------

Shares and equivalents
 outstanding                9,120,000   9,288,000

Sales by concept:
  Benihana                 $   36,432  $   36,539  $    (107)    -0.3%
  Haru                          5,015       4,717        298      6.3%
  RA Sushi                      2,163           -      2,163
  Sushi Doraku                    315         420       (105)   -25.0%
----------------------------------------------------------------------
Total restaurant sales     $   43,925  $   41,676  $   2,249
----------------------------------------------------------------------


                                        Seven Periods Ended
                          (amounts in thousands except per share data)

----------------------------------------------------------------------
                           October 12, October 13,
                               2003        2002      Change   % Change
----------------------------------------------------------------------
Restaurant sales           $  104,467  $   98,399  $   6,068      6.2%
Franchise fees & royalties        870         718        152     21.2%
----------------------------------------------------------------------
                              105,337      99,117      6,220      6.3%
----------------------------------------------------------------------
Cost of food & beverage
 sales                         26,803      24,313      2,490     10.2%
----------------------------------------------------------------------
Gross profit                   77,664      74,086      3,578      4.8%
----------------------------------------------------------------------
Restaurant operating
 expenses:
  Labor and related costs      37,695      37,606         89      0.2%
  Restaurant supplies           2,029       1,968         61      3.1%
  Credit card discounts         1,813       1,690        123      7.3%
  Utilities                     2,680       2,363        317     13.4%
  Occupancy costs               5,934       5,447        487      8.9%
  Depreciation and
   amortization                 4,228       3,431        797     23.2%
  Other restaurant
   operating expenses           7,408       7,084        324      4.6%
----------------------------------------------------------------------
Total restaurant operating
 expenses                      61,787      59,589      2,198      3.7%
----------------------------------------------------------------------
Restaurant operating profit    15,877      14,497      1,380      9.5%
----------------------------------------------------------------------
Restaurant opening costs          833         264       569     215.5%
----------------------------------------------------------------------
Marketing, general and
 administrative expenses        8,710       8,177        533      6.5%
----------------------------------------------------------------------
  Income from operations        7,204       6,774        430      6.3%
  Interest expense, net           233         225          8      3.6%
  Minority interest               338         268         70     26.1%
  Income before income
   taxes                        6,633       6,281        352      5.6%
  Income tax provision          2,219       2,039        180      8.8%
----------------------------------------------------------------------
Net income                 $    4,414  $    4,242  $     172      4.1%
----------------------------------------------------------------------
Basic earnings per share   $     0.50  $     0.49  $    0.01      2.0%
----------------------------------------------------------------------
Diluted earnings per share $     0.49  $     0.45  $    0.04      8.9%
----------------------------------------------------------------------

Shares and equivalents
 outstanding                9,062,000   9,454,000

Sales by concept:
  Benihana                 $   86,724  $   86,566  $     158      0.2%
  Haru                         11,723      10,912        811      7.4%
  RA Sushi                      5,279           -      5,279
  Sushi Doraku                    741         921       (180)   -19.5%
----------------------------------------------------------------------
Total restaurant sales     $  104,467  $   98,399  $   6,068
----------------------------------------------------------------------


                                        Three Periods Ended
                                       (amounts in thousands)

Comparable sales by        October 12, October 13,
 concept:                     2003        2002       Change   % Change
  Benihana                 $   35,394  $   36,340  $    (946)    -2.6%
  Haru                          5,015       4,699        316      6.7%
  Sushi Doraku                    315         271         44     16.2%
----------------------------------------------------------------------
Total restaurant comparable
 sales                     $   40,724  $   41,310  $    (586)    -1.4%
----------------------------------------------------------------------


                                        Seven Periods Ended
                                       (amounts in thousands)

Comparable sales by        October 12, October 13,
 concept:                     2003        2002       Change   % Change
  Benihana                 $   83,980  $   85,847  $  (1,867)    -2.2%
  Haru                         11,723      10,895        828      7.6%
  Sushi Doraku                    741         575        166     28.9%
----------------------------------------------------------------------
Total restaurant comparable
 sales                     $   96,444  $   97,317  $    (873)    -0.9%
----------------------------------------------------------------------

    CONTACT: Benihana Inc.
             Joel A. Schwartz/Michael R. Burris, 305-593-0770
              or
             Corporate Relations:
             Anreder & Company
             Steven Anreder, 212-532-3232